Exhibit 99.1

E*TRADE Completes Acquisition of Approximately One Million Brokerage Accounts from Capital One Financial Corporation

New accounts meaningfully expand E*TRADE’s customer base

NEW YORK--(BUSINESS WIRE)--November 6, 2018--E*TRADE Financial Corporation (NASDAQ: ETFC) today announced that it has completed the acquisition and conversion of approximately one million retail brokerage accounts from Capital One Financial Corporation for a purchase price of approximately $109 million.

"We are thrilled to welcome these new customers and to show them the best of E*TRADE, including our broad product suite, professional-grade tools, and exceptional service,” said Karl Roessner, Chief Executive Officer of E*TRADE Financial. "This is a fantastic opportunity to materially broaden our footprint, efficiently adding a large number of customers to our highly scalable platform. We are already hard at work to deepen our engagement with these new customers and ensure their experience with us is seamless and first-class.”

As of November 2, 2018, these accounts carried $15.4 billion in total customer assets including $1.6 billion in customer cash. E*TRADE expects 2019 EPS accretion to be better than the $0.06 communicated at the time of the original announcement. Pursuant to the terms of the agreement, the final acquisition price incorporates adjustments relating to the timing of closing, account closures or transfers prior to conversion, and other factors.

About E*TRADE Financial and Important Notices

E*TRADE Financial and its subsidiaries provide financial services including brokerage and banking products and services to retail customers. Securities products and services are offered by E*TRADE Securities LLC (Member FINRA/SIPC). Commodity futures and options on futures products and services are offered by E*TRADE Futures LLC (Member NFA). Managed Account Solutions are offered through E*TRADE Capital Management, LLC, a Registered Investment Adviser. Bank products and services are offered by E*TRADE Bank, and RIA custody solutions are offered by E*TRADE Savings Bank, both of which are national federal savings banks (Members FDIC). More information is available at www.etrade.com.

E*TRADE Financial, E*TRADE, and the E*TRADE logo are trademarks or registered trademarks of E*TRADE Financial Corporation. ETFC-G

Forward-looking statements

This news release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements that discuss, among others, the impact which the additional accounts from Capital One Financial Corporation will have on earnings, and anything that is not historical in nature. Actual results may differ materially from those indicated in the forward-looking statements, which are subject to a number of uncertainties and risks that are difficult to predict and often outside the Company’s control. The uncertainties and risks include, but are not limited to: risks related to the ability to attract and retain customers; increased competition; and negative changes in general economic conditions. Further information about these risks and uncertainties can be found in the Company’s annual, quarterly, and current reports on Form 10-K, Form 10-Q, and Form 8-K filed with the U.S. Securities and Exchange Commission (including information in these reports under the captions "Risk Factors"). Any forward-looking statement included in this release speaks only as of the date of this communication; E*TRADE disclaims any obligation to update any information, except as required by law.

© 2018 E*TRADE Financial Corporation. All rights reserved.

CONTACT:
E*TRADE Media Relations
646-521-4418
mediainq@etrade.com
or
E*TRADE Investor Relations
646-521-4406
ir@etrade.com